UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kilian, Thomas J.
   11825 N. Pennsylvania Street
   Carmel, IN  46032
2. Date of Event Requiring Statement (Month/Day/Year)
   March 31, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Conseco
   CNC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Operations Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
 Common Stock                              |149,128               |D               |                                               |
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 Common Stock                              |3,202                 |I               |By 401(k) Plan                                 |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
 Options to Purchase    |(1)      |8/1/98   |Common Stock           |968      |$1.56     |D            |                           |
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 Options to Purchase    |(1)      |8/14/98  |Common Stock           |2,176    |$5.34     |D            |                           |
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 Options to Purchase    |(1)      |8/14/99  |Common Stock           |2,176    |$5.34     |D            |                           |
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 Options to Purchase    |(1)      |8/5/98   |Common Stock           |2,232    |$6.72     |D            |                           |
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 Options to Purchase    |(1)      |8/5/99   |Common Stock           |2,232    |$6.72     |D            |                           |
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 Options to Purchase    |(1)      |8/5/00   |Common Stock           |2,232    |$6.72     |D            |                           |
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 Options to Purchase    |(1)      |11/3/03  |Common Stock           |60,000   |$14.09    |D            |                           |
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 Options to Purchase    |11/4/98  |11/3/03  |Common Stock           |60,000   |$14.09    |D            |                           |
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 Options to Purchase    |11/4/99  |11/3/03  |Common Stock           |60,000   |$14.09    |D            |                           |
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 Options to Purchase    |11/4/00  |11/3/03  |Common Stock           |60,000   |$14.09    |D            |                           |
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 Options to Purchase    |11/4/01  |11/3/03  |Common Stock           |60,000   |$14.09    |D            |                           |
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 Options to Purchase    |(1)      |6/7/98   |Common Stock           |4,800    |$13.31    |D            |                           |
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 Options to Purchase    |(1)      |6/7/99   |Common Stock           |4,800    |$13.31    |D            |                           |
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 Options to Purchase    |(1)      |6/7/00   |Common Stock           |4,800    |$13.31    |D            |                           |
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 Options to Purchase    |6/8/98   |6/7/01   |Common Stock           |4,800    |$13.31    |D            |                           |
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 Options to Purchase    |(1)      |12/13/04 |Common Stock           |3,896    |$10.47    |D            |                           |
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 Options to Purchase    |(1)      |12/13/04 |Common Stock           |2,788    |$10.47    |D            |                           |
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 Options to Purchase    |12/14/98 |12/13/04 |Common Stock           |1,352    |$10.47    |D            |                           |
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 Options to Purchase    |(1)      |12/13/98 |Common Stock           |4,800    |$10.47    |D            |                           |
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 Options to Purchase    |(1)      |12/13/99 |Common Stock           |904      |$10.47    |D            |                           |
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 Options to Purchase    |(1)      |12/13/00 |Common Stock           |2,012    |$10.47    |D            |                           |
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 Options to Purchase    |12/14/98 |12/13/01 |Common Stock           |3,448    |$10.47    |D            |                           |
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 Options to Purchase    |12/14/99 |12/13/02 |Common Stock           |4,800    |$10.47    |D            |                           |
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 Options to Purchase    |8/25/98  |8/25/05  |Common Stock           |4,000    |$12.06    |D            |                           |
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 Options to Purchase    |8/25/99  |8/25/05  |Common Stock           |2,000    |$12.06    |D            |                           |
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 Options to Purchase    |8/25/00  |8/25/05  |Common Stock           |2,000    |$12.06    |D            |                           |
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 Options to Purchase    |12/13/99 |12/12/02 |Common Stock           |1,792    |$14.30    |D            |                           |
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 Options to Purchase    |12/13/00 |12/12/03 |Common Stock           |4,800    |$14.30    |D            |                           |
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 Options to Purchase    |(1)      |12/12/05 |Common Stock           |4,800    |$14.30    |D            |                           |
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 Options to Purchase    |(1)      |12/12/05 |Common Stock           |4,800    |$14.30    |D            |                           |
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 Options to Purchase    |12/13/98 |12/12/05 |Common Stock           |4,800    |$14.30    |D            |                           |
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 Options to Purchase    |12/13/99 |12/12/05 |Common Stock           |3,008    |$14.30    |D            |                           |
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 Options to Purchase    |(1)      |12/15/06 |Common Stock           |2,400    |$30.41    |D            |                           |
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 Options to Purchase    |12/16/98 |12/15/06 |Common Stock           |2,400    |$30.41    |D            |                           |
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 Options to Purchase    |12/16/99 |12/15/06 |Common Stock           |2,400    |$30.41    |D            |                           |
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 Options to Purchase    |12/16/00 |12/15/06 |Common Stock           |2,162    |$30.41    |D            |                           |
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 Options to Purchase    |12/16/00 |12/15/03 |Common Stock           |238      |$30.41    |D            |                           |
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 Options to Purchase    |12/16/01 |12/15/04 |Common Stock           |2,400    |$30.41    |D            |                           |
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 Options to Purchase    |12/19/01 |12/18/04 |Common Stock           |628      |$43.00    |D            |                           |
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 Options to Purchase    |12/19/02 |12/18/05 |Common Stock           |1,500    |$43.00    |D            |                           |
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 Options to Purchase    |12/19/00 |12/18/07 |Common Stock           |3,000    |$43.00    |D            |                           |
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 Options to Purchase    |12/19/01 |12/18/07 |Common Stock           |872      |$43.00    |D            |                           |
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 Options to Purchase    |(2)      |(3)      |Common Stock           |200,000  |$30.41    |D            |                           |
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 Stock Units            |(4)      |(4)      |Common Stock           |632      |          |D            |                           |
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
Explanation of Responses:
(1) These options are currently
exercisable.
(2) The options will become exercisable in 2011 or 2016, but in the event of death or disability, 40% of the options will be exercisable if the Reporting Person remains employed until 1/1/02 and 100% will be exercisable if the Reporting Person remains employed until
1/1/08.
(3) The options expire six months after they first become exercisable if the Reporting Person does not remain employed by the Issuer until age 60 and otherwise until one year after death.
(4) Granted under the Conseco, Inc. Deferred Compensation
Plan.
SIGNATURE OF REPORTING PERSON
/s/Thomas J. Kilian by Karl W. Kindig, Attorney-in-Fact
DATE
April 9, 1998